Exhibit 99.1

Reverse Stock Split Strengthens HealthLynked’s Market Position as Company Scales AI-Driven Healthcare Platform

NAPLES, Fla., Sept. 04, 2025 (GLOBE NEWSWIRE) -- via IBN -- HealthLynked Corp. (OTCQB: HLYK) -- Dear Shareholders,

I’m writing to share an important update in the continued evolution of HealthLynked Corp. that reflects our commitment to long-term growth and enhanced shareholder value.

We’ve completed a strategic reduction in the number of our outstanding shares. This move—commonly referred to as a reverse stock split—is part of a broader effort to strengthen our capital structure, improve our market positioning, and align HealthLynked with the expectations of institutional investors and national trading platforms.

Why This Matters

By reducing the number of shares outstanding, we’ve increased our per-share price without impacting your percentage ownership in the Company. This is a non-dilutive step that supports greater visibility, potential uplisting opportunities, and access to a broader range of investors—including those using trading platforms that require a minimum share price for participation.

This approach has been used successfully by many emerging growth companies preparing for a larger market presence, and we believe it puts HealthLynked on a similar path.

Built for Growth, Ready to Scale

We’ve recently launched our patented AI healthcare guide, ARi, and we continue to build commercial traction through our nationwide telemedicine platform and other digital services. While early in revenue generation, these platforms are gaining momentum and positioning us for scalable deployment.

We are currently in discussions with major insurance carriers to integrate our technology into care management workflows—a model that could drive substantial recurring revenue across large member populations. At the same time, we are expanding our intellectual property portfolio, building on our existing patents in healthcare and AI to support future innovation and defensible market leadership.

Looking Ahead

The reduction in our outstanding shares is just one step in a larger plan to enhance shareholder value, attract institutional support, and scale our operations. Our vision is bold, and our technology is built for impact. We remain focused on executing that vision while keeping the long-term interests of our shareholders front and center.

Thank you for your continued trust and support. We look forward to sharing more progress with you in the months ahead.

Sincerely,

Michael Dent M.D.

Chief Executive Officer

HealthLynked Corp.

About HealthLynked Corp

HealthLynked Corp. enhances healthcare through personalized care management that improves outcomes and reduces costs. Its cloud-based platform connects patients with providers for virtual or in-office appointments and consolidates medical records into one secure, accessible location.

With AI-driven insights and integrated telehealth services, HealthLynked empowers patients and providers to coordinate care more effectively, while delivering substantial savings on prescriptions and healthcare services. The platform supports enterprise partnerships, offering scalable solutions to healthcare networks and digital health innovators.

Learn more at: www.hlykgroup.com

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Forward-Looking Statements

This press release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Such statements are inherently uncertain and may differ materially from actual results. Forward-looking statements reflect management’s current expectations and are subject to risks, uncertainties, and assumptions. HealthLynked disclaims any obligation to update these statements except as required by law.

Investor & Media Contact

HealthLynked Corp.

1265 Creekside Parkway, Suite 200

Naples, FL 34108

Phone: +1 (800) 928-7144

Email: IR@healthlynked.com